Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1  of Loxo Oncology, Inc. of our report dated May 14, 2014, except for the effects of the matter discussed in Note 11, which is as of July 21, 2014, on our audit of the financial statements of Loxo Oncology, Inc. as of December 31, 2013 and for the period from May 9, 2013 (date of inception) to December 31, 2013, which report is included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-197123) of Loxo Oncology, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 incorporated by reference in this Registration Statement.

/s/ CohnReznick LLP

Roseland, New Jersey

July 29, 2014